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                                                                      EXHIBIT 12


EXHIBIT 12 - STATEMENT REGARDING COMPUTATION OF RATIOS



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                                                               SIX MONTHS ENDED            YEAR ENDED SEPTEMBER 30,
                                                               ----------------     ------------------------------------------------
                                                               MARCH      MARCH
                                                                 31,        31,
                                                                2002       2001     2001       2000    1999      1998      1997
                                                                ----       ----     ----       ----    ----      ----      ----
                                                         (UNAUDITED)   (UNAUDITED)                                     (UNAUDITED)
Earnings available for fixed charges:
   Income (loss) before provision for income taxes .......   $   (554)  $  (119)  $(4,507)  $   131  $   477   $   513   $   424
   Less undistributed equity earnings (loss)
    from investments .....................................         26        40        42         4      (20)      (22)     (115)
   Less interest capitalized during the period ...........          4         1         4         0        7         7         6
   Add fixed charges .....................................        100        57       199        90       64        46        39
                                                              -------   -------   -------   -------  -------   -------   -------
      Total earnings available for fixed charges .........   $   (484)  $  (103)  $(4,354)  $   217  $   554   $   574   $   572

Fixed Charges:
   Interest expense including capitalized interest .......   $     77   $    35    $  155   $    58  $    45   $    28   $    33
   Interest portion of rental expense ....................         23        22        44        32       19        18         6
                                                              -------   -------   -------   -------  -------   -------   -------
      Total fixed charges ................................   $    100   $    57    $  199   $    90  $    64   $    46   $    39

Ratio of earnings to fixed charges........................     (4.8)%    (1.8)%    (21.9)%     2.4%     8.7%     12.5%     14.7%
Deficiency................................................   $    584   $    160   $4,553      n/a      n/a      n/a        n/a
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